Exhibit 99.28(g)(xiv)

Updated SCHEDULE A to GCSA

Old Westbury Global Small & Mid Cap Fund
Old Westbury Real Return Fund
Old Westbury Global Opportunities Fund

Old Westbury Funds Inc.

By:	/s/ Marc D. Stern

Name: Marc D. Stern
Title: President

Citibank, N.A.

By:	/s/ Peter Verduin

Name: Peter Verduin
Title: Managing Director

Amended May 11, 2011